SIXTH AMENDMENT TO LOAN AND SECURITY AGREEMENT



This is the sixth amendment to the Loan and Security Agreement dated November 9, 1988 between Cambex Corporation of 360 Second Avenue, Waltham,
Massachusetts 02451 ("Borrower") and BA Associates, Inc. of 9 Webster Circle, Sudbury, MA 01776 ("Lender").

Section 3.1 as written in the Agreement is deleted and replaced with the following:

3.1 	The Borrower requested and Lender hereby agrees to make a loan to
Borrower from time to time as required by Borrower of up to a maximum of One Million One Hundred Thousand Dollars ($1,100,000) being outstanding at any one time and enter that amount as debits in the Loan Account. Lender shall also record in the Loan Account all payments made by the Borrower on account of indebtedness evidenced by the Loan Account and all proceeds of Collateral which are finally paid to Lender at its office in cash or solvent credits, and may record therein, in accordance with customary accounting practice, other debits and credits, including all charges and expenses properly chargeable to the Borrower, and any other Obligation. The debit balance of the Loan Account shall reflect the amount of the Borrower's indebtedness to Lender from time to time by reason of loans and other appropriate charges hereunder. At least once each month Lender shall render a statement of account showing as of its date the debit balance of the Loan Account which, unless within thirty days of such date notice to the contrary is received by Lender from the Borrower, shall be considered correct and accepted by and conclusively binding upon the Borrower.


Agreed to and Accepted:


Cambex Corporation                   BA Associates


By: /s/ Joseph F. Kruy               By: 	/s/ Bruce D. Rozelle

Title: President                     Title: President

Date: 12/27/01                       Date: 12/27/01